Exhibit 99.1

Thomas J. Fitzgerald Media Relations (203) 817-3549	Mark A. Rozelle Investor Relations (203) 817-3520
UST ANNOUNCES INCREASE TO SHARE REPURCHASE PLAN
STAMFORD, Conn., Nov. 6, 2007 — UST Inc. (NYSE: UST) announced today that it plans to invest up to $350 million repurchasing its common shares in the fourth quarter of 2007, depending on market conditions. This represents a $300 million increase from previous guidance and would bring its total repurchases for the year to $600 million.
The fourth quarter 2007 repurchases will be financed through cash on hand and by utilizing the company’s existing credit facility. The repurchases will be made in the open market and through negotiated transactions.
“We are pleased to be able to use UST’s very strong balance sheet as one more tool in our toolbox to enhance shareholder value,” said Raymond P. Silcock, senior vice president and chief financial officer. “We’re confident we have the plans in place to grow our business and achieve our goal of providing an average annual shareholder return of 10 percent, including diluted earnings per share growth and a strong dividend.”
Last December, UST announced that it would be investing $200 million in common share repurchases during 2007. In April, the company disclosed that it was returning the net cash generated by the sale of its corporate headquarters to shareholders by increasing its repurchase plan by another $100 million. Through Sept. 30, 2007, 4.7 million shares had been repurchased at a cost of $250 million.
UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and Ste. Michelle Wine Estates. U.S. Smokeless Tobacco Company is a leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Red Seal and Husky. Ste. Michelle Wine Estates produces and markets premium wines sold nationally under 15 different labels including Chateau Ste. Michelle, Columbia Crest, Stag’s Leap Wine Cellars and Erath, as well as distributes and markets Antinori products in the United States.
All statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding the company’s future performance and financial results are subject to a variety of risks and uncertainties that could cause actual results and outcomes to differ materially from those described in any forward-looking statement made by the company. These risks and uncertainties include uncertainties associated with ongoing and future litigation relating to product liability, antitrust and other matters and legal and other regulatory initiatives; federal and state legislation, including actual and potential excise tax increases, and marketing restrictions relating to matters such as adult sampling, minimum age of purchase, self service displays and flavors; competition from other companies, including any new entrants in the marketplace; wholesaler ordering patterns; consumer preferences, including those relating to premium and price value brands and receptiveness to new product introductions and marketing and other promotional programs; the cost of tobacco leaf and other raw materials; conditions in capital markets; and other factors described in this press release and in the company’s Annual Report on Form 10-K for the year ended December 31, 2006. Forward-looking statements made by the company are based on its knowledge of its businesses and the environment in which it operates as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond the control of the company which can affect forward-looking statements, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company undertakes no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
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